Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Forms S-8 (No. 333-127277 and No. 333-134136) of Advanced Analogic Technologies Incorporated of our report dated December 29, 2006, related to the combined statements of assets sold and liabilities transferred as of December 31, 2005 and 2004 and combined statements of revenues and operating expenses for the years ended December 31, 2005 and 2004 of the Analog Power Management Semiconductor Business, which report appears in the Form 8-K/A Amendment No. 1 of Advanced Analogic Technologies Incorporated.

/s/ Ernst & Young Hua Ming

Ernst & Young Hua Ming Shanghai Branch

People’s Republic of China

January 9, 2007